Exhibit 99.1

NEWS

Contact Information
For media inquiries:	For investor inquiries:
800-796-8448	Investor Relations
pressroom@countrywide.com	818-225-3550
Countrywide CEO Angelo Mozilo Announces Decision to Voluntarily Relinquish Rights to Approximately
$37.5 Million in Cash Severance Payments, Consulting Fees and Perquisites
CALABASAS, Calif., January 28, 2008 — Countrywide Financial Corporation (NYSE: CFC) Chairman and Chief Executive Officer Angelo R. Mozilo announced today that, in connection with the proposed merger between Countrywide and Bank of America, he has decided to voluntarily relinquish his rights to approximately $37.5 million in cash severance payments, post-closing consulting fees and continued perquisites, provided under his employment agreement with Countrywide and the related consulting arrangement. Mr. Mozilo will not receive any cash payments in the merger or upon any related termination of employment other than amounts that he has already earned in full, such as retirement benefits and deferred compensation. These amounts would all have become payable in the ordinary course upon his retirement regardless of the Bank of America merger. Mr. Mozilo remains a substantial stockholder and an employee of Countrywide and his common stock and employee equity awards will be treated in the merger in the same manner as those of all other shareholders and employees.
“My primary focus today — as it has been for the past 40 years — is to do what is in the best interests of Countrywide’s employees, customers and shareholders,” Mr. Mozilo said. “I believe this decision is the right thing to do as Countrywide works toward the successful completion of the merger with Bank of America.”
In recent days, there have been numerous public statements regarding Mr. Mozilo’s severance pay package, which some third parties have over-estimated to be as high as $115 million. Pursuant to his employment and consulting arrangements with Countrywide, in connection with the merger and a subsequent termination of employment, Mr. Mozilo would be entitled to $36.4 million in cash severance pay and $400,000 per year in consulting fees, as well as private airplane use and other perquisites. These are the amounts and benefits he will be forfeiting.
Countrywide Financial
Founded in 1969, Countrywide Financial Corporation (NYSE: CFC) is a diversified financial services provider and a member of the S&P 500, Forbes 2000 and Fortune 500. Through its family of companies, Countrywide originates, purchases, securitizes, sells, and services residential and commercial loans; provides loan closing services such as credit reports, appraisals and flood determinations; offers banking services which include depository and home loan products; conducts fixed income securities underwriting and trading activities; provides property, life and casualty insurance; and manages a captive mortgage reinsurance company. For more information about the Countrywide, visit Countrywide’s website at http://www.countrywide.com.
###